Exhibit 99.1

Media Contact:	Investor Relations
Patsy Barich	Susie Phillips
Double Forte	510-594-2916
415-848-8104	investorrelations@peets.com
pbarich@double-forte.com

PEET’S COFFEE & TEA ANNOUNCES RETIREMENT OF
GORDON BOWKER AND H. WILLIAM JESSE, JR.

EMERYVILLE, Calif. - Mar. 6, 2008 - Peet’s Coffee & Tea, Inc., (NASDAQ: PEET), the premier specialty coffee and tea company in the U.S., today announced that long-time board members, Gordon Bowker and H. William Jesse, Jr., will retire from the company’s board of directors at the end of their current three year terms, effective May 21, 2008.

Mr. Bowker has served on Peet’s board for 25 years and Mr. Jesse has served as director for 10 years.

“We are eternally grateful to Gordon and Bill for their long-term dedication to Peet’s,” said Jean-Michel Valette, chairman of the Board of Directors, Peet’s Coffee & Tea, Inc. “Their expertise, insight and continuity as directors have significantly contributed to solidifying Peet’s’ position as the premier quality specialty coffee brand in the U.S. and set the company on track for sustained long-term growth.”

In reflecting on his tenure with the company, Mr. Bowker commented, “I have loved Peet’s since my first taste in 1970 and have greatly enjoyed my role as a director. I am confident that I leave the board with a strong leadership team, market position and business strategy in place that will ensure Peet’s growth for the long term.”

Mr. Jesse added, “It has been an honor to help transform Peet’s from a small loved brand in the Bay Area to the acknowledged quality leader in the still-growing U.S. specialty coffee market. I look forward to watching Peet’s’ continued success as it executes its business strategy.”

ABOUT PEET’S COFFEE & TEA, INC.
Peet's Coffee & Tea, Inc., (PEET), is the premier specialty coffee and tea company in the United States. Peet's buys the highest quality beans in the world, artisan roasts every bean by hand to order, and delivers all of its coffee quickly for superior freshness no matter where it is sold. Founded in 1966 in Berkeley, Calif. by Alfred Peet, who is widely recognized as the grandfather of specialty coffee in the U.S., Peet's has a rapidly growing, passionate customer following that seeks out Peet's coffees wherever they go. Peet's is committed to strategically growing its business through many channels without compromising the extraordinary quality of its coffee. For more information about Peet's Coffee & Tea, Inc. visit www.peets.com.